Exhibit 10.1

SENIOR EXECUTIVE INCENTIVE PLAN

I.    Performance Criteria

First Bank (the “Company”) has created this incentive plan (“Plan”) to reward and encourage outstanding performance. Performance Criteria for each executive officer, whose compensation is subject to disclosure under Item 402 of Regulation S-K (“Executive Officer”), or successor regulation, shall be determined by the Compensation Committee (the “Compensation Committee”) of the Board of Directors of First Banks, Inc. (“First Banks”). Performance criteria for any other Plan participant shall be determined by the Chief Executive Officer of First Banks or the Company. These criteria, and the methodology for determining incentive payments based on such criteria, are described in Appendix A.

II.    Participants

The Compensation Committee or the Chief Executive Officer of First Banks may from time to time designate employees of the Company and its subsidiaries and affiliates as participants under the Plan. Each such employee shall be deemed a “Participant” for purposes of this Plan.

III.    Incentive Payments
Based on the criteria set forth in each Participant’s Performance Criteria and Incentive Calculation, a form of which is attached hereto as Appendix A, a Participant may receive annual cash incentive payments and Partners in Performance (PiP) Units in specified amounts. The terms of the PiP Units are set forth in the PiP Plan. Please consult the PiP Plan for further information. The remaining paragraphs of this document solely address annual cash incentive payments (“Payments”).

a)	Time of Payments. Payments will be made to eligible Participants on an annual basis. The payment schedule is as follows:

Plan Year	Payment Date
January 1st – December 31st	Not later than April 30th following the end of the Plan Year

If any of the above dates falls on a weekend or legal holiday, Payments may be made on the immediately preceding business day.

Participants must be employees of the Company or one of its subsidiaries or affiliates on the date that Payments are actually to be made in order to receive Payments, unless otherwise required by applicable State laws or regulations. The existence of an employment

Senior Executive Incentive Plan	1	Effective January 1, 2014

relationship only on the last day of the Plan Year without being employed on the date Payments are to be made does not create a right to Payment.

b)
Form of Payment. Any Payment shall be made by direct deposit to the Participant’s checking account if the Participant has authorized the direct deposit of salary and wages paid by the Company. If the Participant has not authorized such direct deposit, the Payment shall be made by check.

c)
Tax Withholding. The Company shall have the right to deduct from all amounts paid pursuant to the Plan, or from any other compensation payable by the Company to the Participant, any taxes the Company determines it is required by law to withhold with respect to incentive payments. Any amounts so withheld shall be treated as paid to the Participant (or the Participant’s beneficiary or estate, if applicable) for all purposes of the Plan.

IV.    Deferral Election

Prior to the beginning of each Plan Year and consistent with the terms and conditions of the First Banks, Inc. Non-Qualified Deferred Compensation Plan (the “NQDCP”), a Participant may elect to defer receipt of all or a portion of any Payment that the Participant may receive under this Plan in accordance with the terms of the NQDCP. All deferral elections shall be in such form and shall comply with all terms and conditions of the NQDCP. Eligibility to participate and all amounts deferred are subject to the terms and conditions of the NQDCP.

V.    Amendments

The Company, through the Compensation Committee of the Board of Directors of First Banks (with respect to any named executive officers) or the Chief Executive Officer of First Banks (with respect to any other individuals subject to this plan) may amend, alter, suspend, discontinue, or terminate the Plan at any time and in any manner by a written instrument.

VI.    Administration of the Plan

a)
General Administrative Authority. The Compensation Committee and its delegates shall have full power and authority to administer the Plan including (a) approving designation of those employees who will be eligible to receive Payments under the Plan, (b) determining the amount of Payments, (c) determining when participation in the Plan will be granted, (d) interpreting and administering the Plan, (e) appointing such agents as it shall deem appropriate for the proper administration of the Plan, (f) developing such rules and procedures for Plan operation and interpretation as it determines appropriate, (g) having complete discretion to interpret and construe the Plan, making all eligibility and benefit determinations and decisions under it, (h) delegating any and all functions, authorities and

Senior Executive Incentive Plan	2	Effective January 1, 2014

powers granted to it, and (i) making any other determination and taking any other action that it deems necessary or desirable for the administration of the Plan.

b)
Correction of Defects. The Compensation Committee and its delegates may correct any defect, supply any omission, or reconcile any inconsistency in the Plan or any Payment or grant in the manner and to the extent it shall deem desirable to carry the Plan into effect. If a Participant is overpaid or receives amounts which are determined to have been incorrectly paid to the Participant, the Participant shall return such amounts to the Company upon demand.

Further, any Payment under this Plan is subject to recovery by the Company if the Payment was based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria. The Company’s election to (1) recover any Payments under this provision or (2) waive any such recovery shall not affect the Company’s ability to exercise any other right or remedy provided under this Plan, any other plan, agreement or policy of the Company or any applicable law or regulation.

c)
Claims and Appeal Procedure and Subsequent Legal Challenges. Claims for benefits and submissions of requests for resolutions of any grievances or issues under this Plan shall be made in writing to the Company’s Director of Human Resources.

d)
Determinations Binding. All determinations, interpretations, and other decisions under or with respect to the Plan or any Payment shall be within the sole discretion of the Company and such determinations, interpretations, and other decisions shall be final, conclusive, and binding upon any Participant, any beneficiary or estate of any Participant, and any employee of the Company, its subsidiary or affiliate.

VII.    General Provisions

a)
No Rights to Payments. No employee shall have any claim or right to be granted any Payment under the Plan, and there is no obligation for uniformity of treatment of Participants or their beneficiaries under the Plan.

b)
No Right to Employment, Etc. The grant of a Payment shall not be construed as giving a Participant any rights to be retained in the employ of the Company. In addition, nothing in this Plan shall be construed as limiting the rights of the Company to dismiss a Participant from employment at any time in accordance with the at-will nature of each Participant’s employment.

c)
Governing Law, Venue and Limitation on Actions. The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Missouri. Any legal action, lawsuit or other claim with respect to this Plan or any matter under it must be brought in the United States District Court for

Senior Executive Incentive Plan	3	Effective January 1, 2014

the Eastern District of Missouri, if it otherwise has jurisdiction over the matter, or otherwise in the Circuit Court for St. Louis County Missouri, Twenty-First Judicial Circuit.

Nothing in this Plan shall be deemed to require the Company to make any Payment or take any other action that the Company reasonably determines to be prohibited by any applicable law or regulation.

d)
Severability and Legal Compliance. If any provision of the Plan or any Payment is deemed to be invalid, illegal, or unenforceable in any jurisdiction or would disqualify the Plan or any Payment under any law deemed applicable by the General Counsel of the Company, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the General Counsel, materially altering the purpose or intent of the Plan or the Payment, such provision shall be stricken as to such jurisdiction or Payment, and the remainder of the Plan or any such Payment shall remain in full force and effect. The Compensation Committee of the Board of Directors of First Banks or the Chief Executive Officer of First Banks, as applicable, shall also be authorized to take any action which it determines, in its judgment, to be necessary or appropriate to ensure that the Plan satisfies any and all requirements of law and it is authorized to make any changes in any Plan terms or terms of any Payments to the extent that it determines such actions to be necessary or advantageous from a tax or other legal perspective.

e)
Unfunded Plan; No Trust or Fund Created. The Plan shall at all times be entirely unfunded, and no provision shall at any time be made with respect to segregating assets of the Company for the payment of any amounts that may become due hereunder. Neither the Plan nor any Payment shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and a Participant or any other person. To the extent that any person acquires a right to receive payments from the Company pursuant to the terms of this Plan, such right shall rank pari passu with the rights of any unsecured general creditor of the Company.

f)
Character of Payments. Any benefits payable under this Plan shall not be deemed salary or other compensation to a Participant for the purpose of computing benefits to which he may be entitled under any qualified retirement plan or other arrangement of the Company for the benefit of its employees.

g)
No Partnership or Fiduciary Duties Created. The Plan should not be in any way construed or interpreted as creating a partnership. Nothing in this Plan and no action taken pursuant to its provisions by either the Company or the Participants shall create, or be construed to create, a fiduciary relationship between the Company and any Participant, Beneficiary or any other person.

Senior Executive Incentive Plan	4	Effective January 1, 2014

APPENDIX A: _____________’S PERFORMANCE
CRITERIA AND INCENTIVE CALCULATION

This document provides the criteria for determining the amount of any annual cash incentive payment and Partners in Performance (“PiP”) Units to be awarded to the Participant. The rules pertaining to annual incentive payments are specified in the Senior Executive Incentive Plan (“S.E. Plan”). The rules pertaining to PiP are specified in the PiP Plan. In case of conflict, the S.E. Plan and the PiP Plan shall govern over this document.

1.	Effective Year. This plan is effective for Plan Year 2014.

2.	Mix of Corporate and Individual Criteria. In determining any award of annual cash incentive or PiP Units, the Corporate and Individual Criteria are weighted as follows:

a.	Corporate criteria weighting: ____%

b.	Individual criteria weighting: ____%
Determination of any annual award for Executive Officers will be based solely on corporate criteria

3.
Minimum Individual Rating. Regardless of the weighting described above, to receive any annual cash incentive or PiP Units for the Plan Year, the Participant must receive at least an Individual “3” rating (“Meets Performance Expectations”) for his or her performance during the Plan Year under the Company’s annual performance review process.

4.
Incentive and PIP Matrix. The following matrix sets forth the amount of annual cash incentive and PiP Units to be awarded relative to base salary as of December 31st of the Plan Year, subject to the rules provided in the S.E Plan and the PiP Plan.

Annual Incentive & PIP Matrix
	Below Threshold (1-2)	Threshold (3)	Target (4)	Superior (5)
Annual Incentive	0%	___%	___%	___%
PIP Units	0%	___%	___%	___%

5.	Corporate Criteria. The following matrix sets forth the applicable corporate criteria (000s omitted).

Corporate Criteria
	Weighting	2013 Actual	Threshold (3)	Target (4)	Superior (5)
Growth / Revenue
Earnings / Efficiency
Asset Quality
Risk Management / Regulatory

6.
Extraordinary Items. The Compensation Committee of the Board of Directors of First Banks shall have full discretion to exclude significant extraordinary, nonrecurring, or unusual items. Purchases of pools of loans from other originators during the Plan Year shall be excluded from calculating Loans Outstanding on December 31 of the Plan Year.

7.	Individual Criteria. The individual criteria are evaluated according to the following matrix based on the participant’s performance evaluation.

Individual Criteria
	Below Threshold (1-2)	Threshold (3)	Target (4)	Superior (5)
Performance Evaluation	Unsatisfactory (1) or Some Performance Improvement Needed (2)	Meets Performance Requirements (3)	Exceeds Performance Requirements (4)	Superior (5)

8.
Calculating Incentive. The amount of annual cash incentive payment and PiP Unit awards is determined by first calculating the corporate performance level. The corporate performance level is determined by assigning a rating from 1 to 5, with 3 representing Threshold, 4 representing Target, and 5 representing Superior performance. The rating for each criterion is multiplied by its weighting to arrive at the overall corporate performance level. The overall corporate performance level is multiplied by the weighting of corporate performance relative to individual performance. The overall performance is determined by adding the weighted corporate performance to the weighted individual performance. Fractions may be utilized in assigning corporate and individual ratings, and annual cash incentive and PiP Unit awards may be determined by extrapolating between the awards for fractional ratings.